UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )

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☐	Soliciting Material Pursuant to §240.14a-12

K&F INDUSTRIES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2006

Dear Fellow Stockholder:

It is my pleasure to invite you to attend K&F’s 2006 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, May 25, 2006 at 10:00AM in the morning at the Doral Arrowwood Resort located at 975 Anderson Hill Road, Rye Brook, NY 10573.

The Notice of Annual Meeting and proxy statement in this mailing describe the business items we plan to address at the meeting. We will also present a brief report on our business and will respond to your questions.

Your vote is very important. Please take the time to cast your vote regardless of the number of shares you own.

This is our first Stockholders meeting since our initial public offering last year, and I look forward to seeing you on May 25th.

Sincerely,

Kenneth M. Schwartz
President and Chief Executive Officer

50 Main Street
White Plains, New York 10606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 25, 2006
10:00 a.m.

To Our Stockholders:

The 2006 Annual Meeting of Stockholders of K&F Industries Holdings, Inc. will be held on  May 25, 2006, at 10:00 a.m. at the Doral Arrowwood Conference Resort, Rye Brook, New York 10573. At this meeting, our stockholders will consider and vote upon the following matters:

1.      The election of three directors to serve for a term of three years;

2.      The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.      The transaction of other business that may properly come before the meeting or any adjournment thereof.

Holders of record of our company’s common stock at the close of business on April 5, 2006 are entitled to vote at the meeting.

If your shares are held in the name of a broker or other nominee, you should follow the separate voting instructions form that you receive with the accompanying proxy statement.

Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in the accompanying reply envelope or, if you hold your shares through a broker or other nominee, follow  the instructions provided for voting your shares.

For the Board of Directors of
K&F Industries Holdings, Inc.

RONALD H. KISNER,
Executive Vice President, Secretary
and General Counsel

White Plains, New York
April 24, 2006

50 Main Street
White Plains, New York 10606

PROXY STATEMENT FOR THE
2006 ANNUAL MEETING OF STOCKHOLDERS OF

K&F INDUSTRIES HOLDINGS, INC.

GENERAL INFORMATION

The Board of Directors of K&F Industries Holdings, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2006 Annual Meeting of Stockholders to be held at 10:00 a.m. on May 25, 2006 at Doral Arrowwood Conference Resort, 975 Anderson Hill Road, Rye Brook, New York 10573.

This proxy statement contains important information regarding our Annual Meeting. It identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote, and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our company as “K&F.” We refer to our subsidiary, K&F Industries, Inc., as “K&F Industries”. The term “proxy materials” includes this proxy statement, as well as the enclosed proxy card and our 2006 Annual Report. References to “fiscal 2005” mean our 2005 fiscal year which began on January 1, 2005 and ended on December 31, 2005.

Our Board of Directors is sending this proxy statement on or about April 24, 2006 to all of our stockholders as of the record date, April 5, 2006. Stockholders who owned K&F common stock at the close of business on April 5, 2006 are entitled to attend and vote at the Annual Meeting. Each share carries one vote. On the record date, we had 39,625,637 shares of our common stock issued and outstanding. A majority of our outstanding shares of common stock are owned or controlled by affiliates of Aurora Capital Group (see page 10).

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting our company. The two proposals that will be presented at the Annual Meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One” and “Proposal Two.”

The enclosed proxy card indicates the number of shares you own. You can vote by returning the enclosed proxy card and proxy in the envelope provided or by attending the Annual Meeting

Methods of Voting

Voting by Mail.   By signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted as follows:

•       FOR the three nominees for director identified in Proposal One; and

•       FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please submit your proxies according to the instructions on each proxy card to ensure that all of your shares are voted. We encourage you to consolidate multiple accounts by contacting your broker, if you hold your shares through a brokerage account, or otherwise through our transfer agent, Registrar and Transfer Company. Please note that shares held in certain types of accounts cannot be consolidated with other accounts. For example, retirement and non-retirement accounts generally cannot be consolidated.

Voting in Person at the Meeting.   If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Voting Shares held in “Street Name”.   If your shares are held in the name of your broker or other nominee, you should follow the separate voting instructions that you receive with this proxy statement. These instructions may allow you to vote electronically using the Internet or telephone.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may either:

•       sign and return another proxy bearing a later date;

•       provide written notice of the revocation to Ronald H. Kisner, our Corporate Secretary, delivered to our offices at 50 Main Street, White Plains, New York 10606, prior to the time we take the vote at the Annual Meeting: or

•       attend the meeting and vote in person.

If your shares are held in the name of a broker or other nominee, you must contact that firm to revoke any prior voting instructions.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, April 5, 2006, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting or by submitting a properly executed proxy card.

Votes Required for Each Proposal

The vote required, and the method of calculation for the proposals to be considered at the Annual Meeting, are as follows:

Proposal One—Election of Directors.   Our Board is comprised of three classes. The three directors nominated, whose terms expire in 2006, will be elected for a term of three years if pluralities of votes are cast in their favor, in person or by proxy.

Proposal Two—Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.   Ratification of Deloitte & Touche LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy.

You may vote either “for” or “withhold” your vote from any or all the directors nominated for election. You may vote “for,” “against,” or “abstain” from voting on the proposal to ratify Deloitte & Touche LLP as our independent registered public accounting firm.

Abstentions and Broker Non-Votes

Shares represented by proxies that are properly marked “Abstain” will be counted for purposes of determining the presence of a quorum at the annual meeting. Abstentions are regarded as voted shares and will have the same effect as a vote against Proposal Two.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on Proposal One and Proposal Two at our Annual Meeting, which are both routine matters. To the extent your brokerage firm submits a broker non-vote with respect to your shares on these two proposals, your shares will be counted as present for the purpose of determining whether a quorum exists with respect to consideration of that proposal but will not be deemed “votes cast” with respect to that proposal. Accordingly, broker non-votes will have no effect on the outcome of the vote with respect to each of the proposals.

Proxy Solicitation Costs

We will bear the cost of the preparation, assembly, printing, and mailing of proxy materials. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We expect our transfer agent, Registrar and Transfer Company, to tabulate the proxies and act as inspector of the election.

SUMMARY OF PROPOSALS

The Board of Directors has included the following two proposals on the agenda for our Annual Meeting.

Proposal One—Election of Directors

We are planning on electing the three nominated directors. These directors will hold office for three years or until a replacement is elected or appointed. All of the nominees are currently members of our Board of Directors. More information about the nominees follows on page 5.

Our Board of Directors recommends a vote FOR these nominees
to serve as directors for three years.

Proposal Two—Ratification of Appointment of Independent Public Registered Accounting Firm

The second proposal is to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. More information about this proposal begins on page 28.

Our Board of Directors recommends a vote FOR ratification of the appointment of
Deloitte & Touche LLP as our independent registered public accounting firm.

Other Matters

Other than the proposals listed above, our Board of Directors does not intend to present any other matters to be voted on at the meeting. Our Board of Directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the meeting and you have signed and returned your proxy card, or voted through your broker or other nominee, the proxies will have discretion to vote your shares on these matters to the extent authorized under the Securities Exchange Act of 1934.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

Our Board is currently divided into three classes of directors, each class serving for a term of three years. The Board has nominated three current directors to serve for the three-year term expiring in 2009. The terms of the other two classes will expire in 2007 and 2008.

If you sign and return the enclosed proxy, your shares will be voted for these nominees, unless you indicate otherwise on your proxy. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Board may choose a substitute nominee to fill the vacancy, and your proxy may be voted for that substitute nominee. We have no reason to believe that the nominees for election will not be available to serve their prescribed terms.

NOMINEES FOR ELECTION AS DIRECTORS TO SERVE UNTIL 2009

Lawrence A. Bossidy, age 71, has served as the Chairman of the Board of K&F since May 2005 and as a director of K&F Industries since November 2004. He has been a member of the Investment Advisory Committee of Aurora Capital Group since 2002 and from 2000 to 2001. Mr. Bossidy served as Chairman and Chief Executive Officer of Honeywell International Inc. from 1999 to 2000 and from 2001 to 2002. Prior to that he was Chairman and Chief Executive Officer of Allied Signal Inc. from 1991 to 1999. Mr. Bossidy is a director of Merck & Co., Inc., Berkshire Bank and JPMorgan Chase & Co.

Gerald L. Parsky, age 62, has served as a director of K&F and K&F Industries since November 2004 and was the President and Chief Executive Officer of K&F from November 2004 to February 2005. Mr. Parsky is the Chairman and a founding partner of Aurora Capital Group. Prior to founding Aurora Capital Group in 1991, Mr. Parsky was a senior partner and a member of the Executive and Management Committee of the law firm of Gibson Dunn & Crutcher LLP. Prior to that he served as Assistant Secretary of the Treasury of International Affairs

J. Thomas Zusi, age 62, has served as a director of K&F and K&F Industries since September 2005. Prior to his retirement from Allied Signal in 1999, he was corporate Vice President, Finance—Business Analysis and Operations of Allied Signal Inc. He was Aerospace Sector Vice President, Financial CFO from 1994 to 1999 and had responsibility in the accounting and controls area at Allied Signal after joining in 1981 as director—corporate auditing. Mr. Zusi has a master’s degree in finance and economics and has worked in public accounting.

DIRECTORS WHOSE TERMS EXPIRE IN 2007

Dale F. Frey, age 73, has served as a director of K&F since May 2005 and as a director of K&F Industries since January 2005. Mr. Frey has been a member of the Investment Advisory Committee of Aurora Capital Group since 1999. Prior to his retirement in 1997, Mr. Frey was Chairman of the Board, President and Chief Executive Officer of General Electric Investment Corporation, a position he had held since 1984, and was a Vice President of General Electric Company since 1980. Mr. Frey is a director and a member of the audit committee of The Yankee Candle Company, Inc., and he is also a director of Ambassador Group, Inc. and Community Health Systems. Mr. Frey has a masters degree in finance and accounting and has worked in public accounting.

John T. Mapes, age 36, has served as a director of K&F and as a director of K&F Industries since November 2004 and was a Vice President and the Chief Financial Officer of K&F and K&F Industries from November 2004 to February 2005. Mr. Mapes is a partner of Aurora Capital Group, which he joined in 1992. Prior to joining Aurora Capital Group, Mr. Mapes worked with Salomon Brothers in the corporate finance group.

DIRECTORS WHOSE TERMS EXPIRE IN 2008

Thomas A. Johnson, age 65, has served as a director of K&F since May 2005 and as a director of K&F Industries since January 2005. Prior to his retirement in 2000, Mr. Johnson was Vice President/General Manager of Allied Signal Aerospace’s Commercial Auxiliary Power Units business, a position he had held since 1995, President of Allied Signal Aerospace’s Aircraft Landing Systems business from 1989 to 1995, and director of Material & Business Systems for Aircraft Landing Systems from 1980 to 1989.

Kenneth M. Schwartz, 55, has served as a director of K&F since May 2005 and President and Chief Executive Officer of K&F since February 2005. He has served as K&F Industries Chief Executive and been a director of K&F Industries since November 2004, and he was K&F Industries’ President and Chief Operating Officer from March 2000 through November 2004. Mr. Schwartz was K&F Industries’ Executive Vice President from January 1996 to March 2000 and from June 1989 to January 1996, held the positions of Chief Financial Officer, Treasurer and Secretary. Previously he was the Corporate Director of Internal Audit for Loral Corporation and held various positions with the accounting firm of Deloitte & Touche LLP.

The table below provides membership information for each Board Committee:

Name	Audit	Nominating Corporate Governance	Compensation	Executive
Lawrence A. Bossidy		X	X	X
Dale F. Frey	X
Thomas A. Johnson	X	X	X
John T. Mapes
Gerald L. Parsky			X	X
Kenneth M. Schwartz		X		X
J. Thomas Zusi	X

CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. Our Board has responsibility for establishing broad corporate policies and for the overall performance of our company. It is not, however, involved in operating details on a day-to-day basis. Our Board is kept advised of the company’s business through regular written reports and analyses and discussions with the Chief Executive Officer and other officers of K&F, by reviewing materials provided to them and by participating in Board and Board Committee meetings.

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines in 2005. From time to time, our Board will review and, if appropriate, revise the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices, and the concerns of our stockholders and other constituents. The Corporate Governance Guidelines are attached to this Proxy Statement as Annex A.

Codes of Conduct

Our Board of Directors also adopted a Code of Business Conduct and Ethics that sets forth important company standards, policies and procedures in conducting our business in a legal, ethical, and responsible manner. These standards are applicable to all of our employees, including the chief executive officer, chief financial officer and controller.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines, Board committee charters, and Code of Business Conduct and Ethics are available on our website at www.kandfindustries.com and are available to any stockholders who request them by writing to: Corporate Secretary, K&F Industries Holdings, Inc., 50 Main Street, White Plains, New York 10606. We intend to post any material amendments to or waivers of these documents on our website as well.

Independence of Directors

Because a majority of our common stock is owned or controlled by affiliates of Aurora Capital Group, we are considered a “controlled company” as defined in the listing rules of the New York Stock Exchange (NYSE) and we are not required to have a majority of our Board made up of independent directors until one year following the loss of such “controlled company” status. We are required to have an Audit Committee consisting of independent directors within one year of our NYSE listing. Our Board has determined, by applying director independence standards contained in the Corporate Governance Guidelines and the NYSE listing rules, that Thomas A. Johnson and J. Thomas Zusi each have no direct or indirect material relationship with our company (other than as a director of our company) and each is therefore independent. Mr. Johnson and Mr. Zusi serve as members of the Audit Committee, and Mr. Johnson also serves as a member of the Nominating and Corporation Governance Committee and the Compensation Committee. The Board will appoint a new director to replace Mr. Dale F. Frey as the third member of the Audit Committee before August 2006 in satisfaction of the standards of independence applicable to members of such committees established by the listing requirements of the NYSE.

Meetings of the Board of Directors

Our Board meets on a regular schedule basis during the year to review significant developments affecting our company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and to discuss their areas of responsibility. In 2005, the Board of Directors met seven times. All directors attended all of the meetings of the Board of Directors and the Board of Directors’ committees of which they were members. Members of the Board of Directors are expected to attend the 2006 Annual Meeting of Stockholders.

Committees of the Board of Directors

Executive Committee.   Our Board has established an Executive Committee consisting of Messrs. Bossidy, Parsky and Schwartz. The purpose of the Executive Committee is to act in the place of the full Board between regular meetings of the Board or when the full Board cannot be convened. The Executive Committee did not meet to take action in 2005.

Compensation Committee.   Our Board has established a Compensation Committee, consisting of Messrs. Bossidy, Johnson and Parsky. Mr. Bossidy acts as the chairman of the Compensation Committee. The Compensation Committee is governed by a written charter approved by the Board. A copy of this charter is available on our website at www.kandfindustries.com under the caption “Corporate Governance—Committees”.

The Compensation Committee reviews and approves the compensation and benefits for our executive officers including the CEO’s compensation, administers our employee benefit plans, authorizes and approves stock option grants and other incentive arrangements, and authorizes employment and related agreements for our employees. The Compensation Committee met once during 2005 and once again following year-end 2005 at which time 2005 bonuses were approved.

Audit Committee.   Our Board has established an Audit Committee, consisting of Messrs. Frey, Johnson and Zusi. Since September 2005, Mr. Zusi has served as the chairman of the Audit Committee and has been determined by the Board to qualify as an audit committee financial expert. Both Mr. Zusi and Mr. Johnson are considered “independent,” as that term is used in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934 and the listing requirements of the NYSE. Prior to September 2005, Mr. Frey served as the chairman of the Audit Committee, and our Board has determined that Mr. Frey qualifies as an audit committee financial expert. Mr. Mapes served on the audit committee until Mr. Zusi replaced him. The Audit Committee is governed by a written charter approved by the Board, a copy of which is attached to this proxy statement as Annex B. The Audit Committee charter is also available on our website at www.kandfindustries.com under the caption “Corporate Governance—Committees”. The Audit Committee met seven times in 2005.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent auditors. The Audit Committee also reviews and approves the scope of audit and non-audit assignments and related fees of our independent auditors. Together with our independent auditors, our internal audit function (currently outsourced) and management, it also reviews the accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is available on our website at www.kandfindustries.com under the caption “Corporate Governance—Committees”. The Nominating and Corporate Governance Committee met once in 2005.

The Nominating and Corporate Governance Committee is responsible to identify individuals qualified to become members of the Board of Director; select, or recommend that the board of directors select, the director nominees for the next annual meeting of stockholders or to fill vacancies on the Board; monitor and recommend to the Board any appropriate changes to the Company’s corporate governance principles; oversee the evaluation of the Board and the management of the Company; and perform other related functions specified in the Committee’s charter.

In determining whether to nominate a candidate for a position on the Company’s Board of Directors, the committee will consider various criteria, including such factors as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board of Directors members, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors.

The Company’s Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee will also consider recommendations for director nominations submitted by stockholders. To recommend a nominee for election to the Board, a stockholder must submit the recommendation in writing, addressed to the Committee, in care of the Company’s Corporate Secretary at the Company’s principal headquarters, 50 Main Street, White Plains, New York, 10606. A stockholder’s recommendation should be accompanied by the information required with respect to stockholder nominees in the Company’s Bylaws. This includes specified information concerning the proposed nominee, any relationships between the recommending stockholder and the proposed nominee and the qualifications of the proposed nominee to serve as director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the

Committee decides in its discretion to do so. The Committee will evaluate candidates recommended by stockholders in the same manner as other candidates consider for nominations to the Board.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors, its committees, the non-management directors as a group, or one or more members of the Board or its committees, by sending a letter to K&F Industries Holdings, Inc., 50 Main Street, White Plains, New York 10606, addressed to the intended recipient directly or in care of the Corporate Secretary.

Director Compensation

Directors, other than directors we employ and other than Messrs. Bossidy, Frey, Mapes and Parsky, are paid an annual cash retainer of $50,000 and a fee of $1,000 for each board meeting and each committee meeting attended. We also pay our directors, other than directors we employ and other than Messrs. Bossidy, Frey, Mapes and Parsky, a fee of $1,000 for acting as committee chair. Currently, Mr. Johnson and Mr. Zusi are the only two directors entitled to the foregoing fees.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in that capacity.

In addition, we have granted to each of Messrs. Bossidy, Frey and Johnson options to purchase 33,062 shares of our common stock at an exercise price of $5.22 under our 2004 Stock Incentive Plan and we have granted to Mr. Zusi options to purchase 29,081 shares of our common stock at an exercise price of $17.00 under our 2004 Stock Incentive Plan. Each of Messrs. Bossidy and Frey also received options to purchase an additional 4,789 shares of our common stock at the exercise price of $5.22 for serving on the Aurora Capital Group Advisory Committee.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth certain information, as of March 31, 2006, with respect to the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of our common stock by:

•       Each of our directors and named executive officers;

•       All of our current executive officers and directors as a group; and

•       Each person or “group” of persons (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to own beneficially more than 5% of the outstanding shares or voting power of our new common stock.

Unless otherwise indicated, shares are owned directly or indirectly with sole voting and investment power.

	Beneficial Ownership of New Common Stock
Name of Beneficial Owner	Shares	Percent of Class
Affiliates of Aurora Capital Group(1)(2)	21,179,934	53.20%
GE Asset Management Incorporated(3)	2,395,167	6.04%
California Public Employees Retirement System(4)	2,064,824	5.21%
Kenneth M. Schwartz(5)	112,953	*
Dirkson R. Charles(6)	19,885	*
Ronald H. Kisner(7)	19,885	*
Frank P. Crampton(8)	12,428	*
Lawrence A. Bossidy(9)	54,479	*
Dale F. Frey(10)	51,246	*
Thomas A. Johnson(11)	8,612	*
John T. Mapes(1)(12)	21,179,934	53.20%
Gerald L. Parsky(1)(13)	21,179,934	53.20%
J. Thomas Zusi(14)	2,000	*
All directors and executive officers (13 persons)(15)	21,179,934	53.20%

*                    Less than 1%.

(1)          Includes an aggregate of 11,430,703 shares of common stock held of record by the Aurora entities and 9,515,134 Aurora Voting Shares (as defined below). The Aurora entities include: (a) Aurora Equity Partners III L.P., a Delaware limited partnership, the general partner of which is Aurora Capital Partners III L.P., a Delaware limited partnership whose general partner is Aurora Advisors III LLC (“AA3”); (b) Aurora Overseas Equity Partners III, L.P., is a Cayman Islands exempted limited partnership, the general partner of which is Aurora Overseas Capital Partners III, L.P., a Cayman Islands exempted limited partnership whose general partner is Aurora Overseas Advisors III, LDC, a Caymans Islands limited duration company, whose stockholders are AA3 and Aurora Advisors II LLC (“AA2”); (c) Aurora Equity Partners II L.P., a Delaware limited partnership, the general partner of which is Aurora Capital Partners II L.P., a Delaware limited partnership whose general partner is AA2 and (d) Aurora Overseas Equity Partners II, L.P., a Cayman Islands exempted limited partnership, the general partner of which is Aurora Overseas Capital Partners II, L.P., a Cayman Islands exempted limited partnership whose general partner is Aurora Overseas Advisors II LDC, a Cayman Islands limited duration company whose stockholders are Aurora Advisors, Inc. (“AA1”) and AA2. AA1, AA2 and AA3 are collectively referred to as the “AA Entities.”  Messrs. Parsky and

Mapes, and Mr. Richard R. Crowell and Mr. Richard K. Roeder (each of whom is a managing director of Aurora Capital Group) collectively own substantially all of the equity securities of the AA Entities and thus may be deemed to beneficially share ownership of the securities beneficially owned by the Aurora entities. Messrs. Parsky, Mapes, Crowell and Roeder expressly disclaim beneficial ownership of all such shares. The address of each of the Aurora entities and of Messrs. Parsky, Mapes, Crowell and Roeder is 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

As described below under “Certain Relationships and Related Transactions—Securityholders Agreement,” each of Aurora Equity Partners III L.P., Aurora Overseas Equity Partners III, L.P., Aurora Equity Partners II L.P. and Aurora Overseas Equity Partners II, L.P. (collectively, the Aurora entities”) has been granted a proxy by certain holders of outstanding shares of common stock subject to certain limitations. With certain exceptions, other holders of outstanding shares of common stock have agreed to vote their shares of common stock in the same manner as the Aurora entities vote their shares. As a result of these proxies and voting agreements, which in the aggregate relate to 9,515,134 outstanding shares, the Aurora entities may be deemed to be the beneficial owner of 9,515,134 shares of common stock covered by such arrangements (the “Aurora Voting Shares”). See Footnote (2) for information on options subject to such proxies and voting agreements.

(2)          Includes options exercisable within 60 days of March 31, 2006 to purchase a total of 234,097 shares of common stock. Such options are held by our employees and advisors to Aurora Capital Group (including options covering 11,401 shares held by each of Mr. Bossidy and Mr. Frey). The shares issuable upon exercise of these options are subject to the proxies granted to the Aurora Entities as described in Footnote 1 (all such shares, whether or not the relevant options are exercisable within 60 days, the “Aurora Option Voting Shares”).

(3)          Includes 1,982,202 shares held by General Electric Pension Trust (“GEPT”), 165,245 shares held by Employers Reinsurance Corporation (“ERC”), a Missouri corporation and wholly-owned indirect subsidiary of General Electric Company, a New York corporation (“GE”), and 247,720 shares held by General Electric Insurance Plan Trust (“GEIPT”), a New York common law welfare plan trust for the benefit of the employees of GE and its subsidiaries. GE Asset Management Incorporated, a Delaware corporation and wholly-owned subsidiary of GE (“GEAM”), is a registered investment adviser and acts as Investment Manager for GEPT, ERC and GEIPT. GEAM may be deemed to beneficially share ownership of the shares owned by GEPT, ERC and GEIPT. GE expressly disclaims beneficial ownership of all shares owned by GEPT, ERC and GEIPT. All of such shares constitute Aurora Voting Shares. Each of GEPT’s and GEIPT’s address is 3001 Summer Street, P.O. Box 7900, Stamford, CT 06904. ERC’s address is 5200 Metcalf Avenue, Overland Park, KS 66202.

(4)          All of such shares constitute Aurora Voting Shares. CalPERS’ address is Lincoln Plaza, Investment Office, 400 P Street, Sacramento, CA 95814.

(5)          Includes 1,100 shares held by Mr. Schwartz individually, all of which constitute Aurora Voting Shares, and 111,853 shares issuable under options exercisable within 60 days of March 31, 2006, all of which constitute Aurora Option Voting Shares. Excludes options to acquire an aggregate of 497,415 shares of common stock not exercisable within 60 days of March 31, 2006. Excludes 66,156 shares of common stock held by K&F Equity Partners, L.P., as to which Mr. Schwartz has been allocated a limited partner interest. The general partner of K&F Equity is AA3, and Mr. Schwartz has neither voting nor investment power over such shares. Also excludes 500 shares owned by Mr. Schwartz’s wife, 500 shares owned by Mr. Schwartz’s son and 500 shares owned by Mr. Schwartz’s daughter, all of which he disclaims beneficial ownership of. Mr. Schwartz’s address is 50 Main Street, 4th floor, White Plains, New York 10606.

(6)          All of such shares constitute Aurora Voting Shares. Excludes options to acquire an aggregate of 79,541 shares of common stock not exercisable within 60 days of March 31, 2006, all of which constitute Aurora Option Voting Shares. Excludes 29,403 shares of common stock held by K&F Equity Partners, L.P., as to which Mr. Charles has been allocated a limited partner interest. The general partner of K&F Equity is AA3, and Mr. Charles has neither voting nor investment power over such shares. Mr. Charles’ address is 50 Main Street, 4th floor, White Plains, New York 10606.

(7)          All of such shares constitute Aurora Voting Shares. Excludes options to acquire an aggregate of 79,541 shares of common stock not exercisable within 60 days of March 31, 2006, all of which constitute Aurora Option Voting Shares. Also excludes 16,171 shares of common stock held by K&F Equity Partners, L.P., as to which Mr. Kisner has been allocated a limited partner interest. The general partner of K&F Equity is AA3, and Mr. Kisner has neither voting nor investment power over such shares. Also excludes 3,000 shares held by Mr. Kisner’s wife and 2,200 shares held by Mr. Kisner’s daughter, all of which he disclaims beneficial ownership of. Mr. Kisner’s address is 50 Main Street, 4th floor, White Plains, New York 10606.

(8)          Includes 12,428 shares issuable under options exercisable within 60 days of March 31, 2006, all of which constitute Aurora Option Voting Shares. Excludes options to acquire an aggregate of 49,713 shares of common stock not exercisable within 60 days of March 31, 2006. Also excludes 2,940 shares of common stock held by K&F Equity Partners, L.P., as to which Mr. Crampton has been allocated a limited partner interest. The general partner of K&F Equity is AA3, and Mr. Crampton has neither voting nor investment power over such shares. Mr. Crampton’s address is 1204 Massillon Road, Akron, OH 44306.

(9)          Includes 43,078 shares held by Mr. Bossidy individually, all of which constitute Aurora Voting Shares, and 11,401 shares issuable under options exercisable within 60 days of March 31, 2006, all of which constitute Aurora Option Voting Shares. Excludes options to acquire an aggregate of 26,450 shares of common stock not exercisable within 60 days of March 31, 2006, all of which constitute Aurora Option Voting Shares. Mr. Bossidy’s address is 104 West Mountain Road, Ridgefield, CT 06887.

(10)   Includes 11,614 shares held by Mr. Frey individually, 5,000 shares owned jointly with his wife, 21,231 shares of common stock held by a limited partnership controlled by Mr. Frey, 1,000 shares held by a trust, for which Mr. Frey serves as trustee, for the benefit of a grandson and as to which he disclaims beneficial ownership, and 1,000 shares held by a trust, for which Mr. Frey serves as trustee, for the benefit of a granddaughter, and as to which he disclaims beneficial ownership. All of such shares constitute Aurora Voting Shares. Also includes 11,401 shares issuable under options exercisable within 60 days of March 31, 2006, all of which constitute Aurora Option Voting Shares. Excludes options to acquire an aggregate of 26,450 shares of common stock not exercisable within 60 days of March 31, 2006, all of which constitute Aurora Option Voting Shares. Mr. Frey’s address is 1 Aspectuck Hill Lane, Weston CT 06883.

(11)   Includes 2,000 shares held by Mr. Johnson individually, all of which constitute Aurora Voting Shares Also includes 6,612 shares issuable under options exercisable within 60 days of March 31, 2006, all of which constitute Aurora Option Voting Shares. Excludes options to acquire an aggregate of 26,450 shares of common stock not exercisable within 60 days of March 31, 2006, all of which constitute Aurora Option Voting Shares. Mr. Johnson’s address is 5320 North 26th Street, Phoenix, AZ 85016.

(12)   Mr. Mapes is a controlling person of certain of the AA Entities and may be deemed to share beneficial ownership of the shares of common stock controlled by the Aurora Entities. Mr. Mapes expressly disclaims beneficial ownership of all such shares. Includes 9,262 shares of common stock held by an investment retirement account for Mr. Mapes, all of which constitute Aurora Voting Shares. Mr. Mapes’ address is care of Aurora Capital Group, 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

(13)   Mr. Parsky is a controlling person of the AA Entities and may be deemed to share beneficial ownership of the shares of common stock controlled by the Aurora Entities. Mr. Parsky expressly disclaims beneficial ownership of all such shares. Includes 42,340 shares of common stock held by a limited partnership controlled by Mr. Parsky, 25,434 shares of common stock held by an investment retirement account for Mr. Parsky and 19,847 shares held in a family trust established by Mr. Parsky, all of which constitute Aurora Voting Shares. Mr. Parsky’s address is care of Aurora Capital Group, 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

(14)   All of such shares constitute Aurora Voting Shares. Excludes 20,081 shares covered by options not exercisable within 60 days of March 31, 2006. Mr. Zusi’s address is 29 San Clemente Drive, Rancho Pales Verdes, CA 90275.

(15)   Includes 188,493 shares covered by options exercisable by directors and executive officers within 60 days of March 31, 2006 and excludes 903,893 shares not exercisable within 60 days of March 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and any persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of reports and amendments thereto furnished to us pursuant to Rule 16a-3(e) during or with respect to fiscal 2005, we believe that all executive officers, directors and holders of greater than 10% of K&F stock complied with all applicable Section 16(a) filing requirements.

MANAGEMENT

Our Executive Officers

Kenneth M. Schwartz has been our President and Chief Executive Officer since February 2005 and a Director since May 2005. Biographical information on Mr. Schwartz appears on page 6.

Dirkson Charles, age 42, has been our Executive Vice President and Chief Financial Officer since February 2005. Mr. Charles has been K&F Industries Chief Financial Officer since May 1996 and was appointed K&F Industries’ Executive Vice President and Chief Financial Officer in November 2004. Mr. Charles was K&F Industries’ Controller from 1993 through 1996 and was K&F Industries’ Manager of Accounting and Financial Planning from 1989 through 1993. Prior to employment with K&F Industries in 1989, Mr. Charles held various other positions with a major accounting firm, which he joined in 1984. Mr. Charles has been a CPA since 1986.

Ronald H. Kisner, age 57, he has been our Executive Vice President, Secretary and General Counsel since February 2005. Mr. Kisner served as a director of K&F Industries from 1989 through November 2004 and has been K&F Industries Secretary since 1997 and employed by K&F Industries since January 1999. He was a member of the law firm of Chekow & Kisner, P.C. from 1984 until 1999. From 1982 to 1984, Mr. Kisner was a sole practitioner. From 1973 to 1982, he was Associate General Counsel of APL Corporation, where he held the offices of Secretary, Vice President and Director.

Frank P. Crampton, age 62, has been Senior Vice President of Marketing at Aircraft Braking Systems since October 1999. He was previously Vice President of Marketing at Aircraft Braking Systems since March 1987. He had been Director of Business Development for Goodyear Aerospace Corporation’s Wheel and Brake Division since 1985. Prior to that assignment, he was the divisional manager of Program Operations since 1983. Mr. Crampton joined Goodyear in 1967. He became Section Manager in Commercial Sales in 1977, a product-marketing manager in 1978 and Divisional Sales Manager in 1979. In August 1982, he joined manufacturing as the manager of the manufacturing process organization. He also worked for NASA at the Johnson Space Center, Houston, Texas from 1963 to 1966.

Richard W. Johnson, age 62, has been Senior Vice President of Finance & Administration at Aircraft Braking Systems since October 1999. He was previously Vice President of Finance and Controller at Aircraft Braking Systems since April 1989. From 1987 to 1989, he was Vice President of Finance and Controller of Loral Corporation’s Aircraft Braking Systems Division. Prior to this assignment, he had spent 22 years with Goodyear Aerospace Corporation, including one year as the Controller of the Wheel and Brake Division.

James J. Williams, age 50, has been Senior Vice President of Operations at Aircraft Braking Systems since October 1999. He was previously Vice President of Manufacturing at Aircraft Braking Systems since May 1992. He had been Director of Manufacturing since joining Aircraft Braking Systems in September 1989. Previously, from April 1985 to August 1989, he was Branch Manager of Refurbishment Operations at United Technologies. Prior to joining United Technologies, Mr. Williams held various positions from 1979 to 1985 at Fairchild Republic Company and Rockwell International Corporation. Mr. Williams started his aviation career in 1975 in the Air Force as a Hydraulic Systems Specialist.

John A. Skubina, age 51, has been President of Engineered Fabrics Corporation since April 2000. Mr. Skubina was Senior Vice President of Engineered Fabrics Corporation from September 1999 to April 2000. He had been Vice President of Finance and Administration since February 1991, and Vice President since April 1990. He joined Engineered Fabrics Corporation in 1988. From 1985 until 1988, Mr. Skubina was the Assistant Controller and Controller of MPD, a division of M/A-Com.

Officers are appointed by and serve at the discretion of the Board of Directors. Mr. Schwartz and Mr. Kisner’s wife are cousins. Otherwise there are no family relationships among any directors, nominees for director or executive officers of the Company.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for the years ended December 31, 2005, 2004 and 2003, for the chief executive officer of K&F Industries and each of our other four most highly compensated executive officers.

					Long-Term Compensation
		Annual Compensation			Options	LTIP	All other
Name and Principal Position	Year	Salary ($)		Bonus ($)	Granted (a)(#)	Payouts ($)	Compensation(b) ($)
Kenneth M. Schwartz	2005	605,113		625,000	559,269	—	265,531
President and Chief Executive	2004	569,630	(c)	391,000	—	36,667	423,054
Officer	2003	553,746	(c)	825,000	1,400	54,000	153,393
Dirkson R. Charles	2005	263,615		200,000	99,426	—	10,356
Executive Vice President and	2004	244,000		146,000	—	22,333	10,176
Chief Financial Officer	2003	236,946		387,000	650	40,667	9,996
Ronald H. Kisner	2005	238,112		150,000	99,426	—	14,016
Executive Vice President,	2004	219,400		131,000	—	20,333	13,836
Secretary and General Counsel	2003	213,152		310,000	450	37,000	13,656
Frank P. Crampton	2005	234,319		105,000	62,141	—	19,681
Senior Vice President	2004	217,000		95,000	—	15,333	19,450
Marketing of Aircraft Braking Systems	2003	207,838		210,000	350	28,000	19,219
Bernard L. Schwartz	2005	174,995	(d)	—	—	—	366,089
Chairman of the Board of	2004	1,771,944	(c)	2,719,000	—	—	—
Directors of K&F Industries, Inc.	2003	2,175,372	(c)	2,732,800	—	—	—

(a)           Options shown in the table for 2005 represent shares (post split) underlying January 1, 2005 grants. Prior year options were terminated in connection with the consummation of the acquisition of K&F Industries in 2004, and option holders received an amount equal to the excess per share consideration received by the prior K&F Industries stockholders over the exercise price of the option.

(b)          Includes the following: (i) our contributions to individual 401(k) plan accounts for the years ended December 31, 2005, 2004 and 2003, respectively: Mr. K. Schwartz $7,560, $7,380 and $7,200; Mr. Charles $7,560, $7,380 and $7,200; Mr. Kisner $7,560, $7,380 and $7,200; and Mr. Crampton $7,560, $7,380 and $7,200; and (ii) the compensation element of supplemental life insurance programs for the years ended December 31, 2005, 2004 and 2003, respectively: Mr. K. Schwartz—$257,971, $415,674 and $146,193; Mr. Charles—$2,796, $2,796 and $2,796; Mr. Kisner—$6,456, $6,456 and $6,456; and Mr. Crampton—$12,121, $12,070 and $12,019. For Mr. B. Schwartz, represents the amount paid in 2005 pursuant to the supplemental employment retirement plan (see “Retirement Plans”, page 18).

(c)           Before November 2004, K&F Industries was party to an advisory agreement with Mr. B. Schwartz, which provided for the payment of an aggregate of $200,000 per month to him and persons designated by him. Mr. B. Schwartz designated that $150,000 of the aggregate annual advisory fee be paid to Mr. K. Schwartz, which is included in Mr. K. Schwartz’s salary for each of the two years in the period ended December 31, 2004. This agreement was terminated in November 2004.

(d)          Represents amounts paid as either salary or consulting fees in 2005. Mr. B. Schwartz served as Chairman of the Board of Directors of K&F Industries in 2005 until he retired at the end of the year. K&F Industries entered into an employment agreement with Mr. B. Schwartz in 2004 that provided that he would serve as Chairman of the Board of Directors of K&F Industries for a term of one year at an annual salary of $100,000. In February 2005, K&F Industries entered into a consulting agreement with Mr. B. Schwartz that replaced his employment agreement and contained substantially the same terms.

Option Grants In Last Fiscal Year

	Number of Securities	% of Total	Exercise Price		Net Realizable Value at
	Underlying	Options	Per		Assumed Rates
	Options	Granted	Share	Expiration	($)(2)
Name	Granted(1)	to Employees	($)	Date	5%	10%
K. M. Schwartz	559,269	45%	5.22	1/1/15	1,835,985	4,652,746
D. R. Charles	99,426	8%	5.22	1/1/15	326,399	827,159
R. H. Kisner	99,426	8%	5.22	1/1/15	326,399	827,159
F. P. Crampton	62,141	5%	5.22	1/1/15	203,998	516,972
B. L. Schwartz	—	—	—	—	—	—

1.                 These options become exercisable in one-fifth increments on the first, second, third, fourth and fifth anniversaries of the date of grant (January 1, 2005). The options are not transferable by these officers other than by will or the laws of descent and distribution.

2.                 These figures represent calculations of the potential realizable value of the option shares assuming the market value of our stock appreciates in value from the date of grant to the end of the option term at a 5% and a 10% annualized rate.

Option/SAR Exercises And Year-End Value Table

The following table sets forth certain information regarding the exercise of options for common stock during the 2005 fiscal year and the value of unexercised options for common stock held by our named executive officers at year-end based upon the difference between the closing market price of our common stock on December 31, 2005 ($15.36) and the exercise price of the options ($5.22).

			Number of Securities
			Underlying	Value of Unexercised
	Shares		Unexercised Options	In-the-Money Options at
	Acquired	Value	At Fiscal Year-End	Fiscal Year-End
	on	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Name	Exercise(#)	($)	(#)/(#)	($)/($)
K. M. Schwartz	—	0	—/559,269	0/5,670,988
D. R. Charles	—	0	—/99,426	0/1,008,180
R. H. Kisner	—	0	—/99,426	0/1,008,180
F. P. Crampton	—	0	—/62,411	0/630,110
B. L. Schwartz	—	0	—/—	0/0

Deferred Compensation (Long-Term Incentive) Plan

Executives named in this proxy statement participate in a deferred compensation plan we refer to as the long-tem incentive plan. Under the terms of this plan, awards may be made at the sole discretion of the Board, if K&F achieves at least a 5% growth in earnings before interest, taxes and amortization over the prior fiscal year. Awards vest and are paid in three equal annual installments starting on the second January 15th following each fiscal year-end. All amounts not vested are forfeited upon termination of employment for any reason other than death or disability prior to the vesting date. The figures in the compensation table represent amounts earned in prior years and paid in 2005. Awards for 2005 (which will be paid in 3 annual installments beginning January 15, 2007 if not forfeited) were $50,000 for Mr. K. Schwartz; $88,000 for Mr. Charles; $80,000 for Mr. Kisner; and $71,000 for Mr. Crampton.

Retirement Plans

K&F Industries established, effective May 1, 1989, the K&F Industries Retirement Plan for Salaried Employees, or Retirement Plan, a defined benefit pension plan. We have received favorable determination letters from the Internal Revenue Service that our Retirement Plan, as amended, is a qualified plan under the Internal Revenue Code. Our Retirement Plan provides a non-contributory benefit and a contributory benefit. The cost of the former is borne by us; the cost of the latter is borne partly by us and partly by the participants. Salaried employees who have completed at least six months of service and satisfied a minimum earnings level are eligible to participate in the contributory portion of our Retirement Plan; salaried employees become participants in the non-contributory portion on their date of hire. The Retirement Plan provides a benefit of $20.00 per month for each year of credited service. For participants who contribute to the Retirement Plan, in addition to the benefit of $20.00 per month for each year of credited service, the Retirement Plan provides an annual benefit equal to the greater of: 60% of the participant’s aggregate contributions or average compensation earned (while contributing) during the last 10 years of employment in excess of 90% of the Social Security Wage Base amount multiplied by: (1) 2.4% times years of continuous service up to 10, plus (2) 1.8% times additional years of such service up to 20, plus (3) 1.2% times additional years of such service up to 30, plus (4) 0.6% times all additional such service above 30 years.

Effective January 1, 1990, the Retirement Plan was amended for our eligible employees to provide an annual benefit equal to (1) the accrued benefit described above as of December 31, 1989, plus (2) a non-contributory benefit for each year of credited service after January 1, 1990 of 0.7% of annual earnings up to the Social Security Wage Base or $288, whichever is greater, plus (3) for each year of contributory service on and after January 1, 1990, a contributory benefit of (i) for 14 years of contributory service or less, 1.05% of annual earnings between $19,800 and the Social Security Wage Base plus 2.25% of annual earnings above the Social Security Wage Base, and (ii) for more than 14 years of contributory service, 1.35% of annual earnings between $19,800 and the Social Security Wage Base plus 2.65% of annual earnings above the Social Security Wage Base. In no event will the amount calculated in (3) above be less than 60% of the participant’s aggregate contributions made on and after January 1, 1990. Benefits are payable upon normal retirement age at age 65 in the form of single life or joint and survivor annuity or, at the participant’s option with appropriate spouse consent, in the form of an annuity with a term certain. A participant who has (a) completed at least 30 years of continuous service, (b) attained age 55 and completed at least 10 years of continuous service, or (c) attained age 55 and the combination of such participant’s age and service equals at least 70 years, is eligible for early retirement benefits. If a participant elects early retirement before reaching age 62, such benefits will be reduced except that the non-contributory benefits of a participant with at least 30 years of credited service will not be reduced. In addition, employees who retire after age 55 but before age 62 with at least 30 years of service are entitled to a supplemental non-contributory benefit until age 62. Annual benefits under our Retirement Plan are subject to a statutory ceiling of $170,000 per participant. Participants are fully vested in their accrued benefits under our Retirement Plan after five years of credited service with us.

The individuals named in the Summary Compensation Table also participate in a supplemental plan which generally makes up for certain reductions in such benefits caused by Internal Revenue Code limitations. Estimated annual benefits upon retirement for these individuals who are participants in our Retirement Plan and the supplemental plan are: $562,000 for Mr. K. Schwartz; $300,000 for Mr. Charles; $135,000 for Mr. Kisner; and $159,000 for Mr. Crampton. The retirement benefits have been computed on the assumption that (1) employment will be continued until normal retirement at age 65; (2) current levels of creditable compensation and the Social Security Wage Base will continue without increases or adjustments throughout the remainder of the computation period; and (3) participation in the contributory portion of the plan will continue at current levels. Mr. B. Schwartz retired and is receiving $448,000 in annual benefits under the Retirement Plan and the supplemental plan.

For purposes of eligibility, vesting and benefit accrual, participants receive credit for years of service with certain predecessors of K&F Industries. At retirement, retirement benefits calculated according to the benefit formula described above are reduced by any retirement benefits payable by a plan maintained by a predecessor of K&F Industries.

Employment Agreements and Changes in Control Arrangements

K&F Industries has entered into employment agreements with each of Messrs. K. Schwartz, Charles, Kisner and Crampton. The agreement with Mr. K. Schwartz has an initial term of 48 months commencing on November 18, 2004, after which it will remain effective for successive one-year periods until we give or are provided by Mr. K. Schwartz with 90 days notice of termination. Each of the other employment agreements has an initial term of 36 months commencing on November 18, 2004, after which it remains effective for successive one-year periods until we give or are provided by the executive with 90 days notice of termination. The employment agreements provide for base salaries, which were adjusted in 2005, of $625,000 for Mr. K. Schwartz, $264,000 Mr. Charles, $240,600 for Mr. Kisner, and $235,000 for Mr. Crampton. These salaries are subject to annual increase at the discretion of the compensation committee of our Board. Mr. K. Schwartz’ agreement also provides that he will be nominated for election of the Board of Directors at each stockholders meeting called to elect directors.

If we terminate the employment of Messrs. K. Schwartz, Charles or Kisner during the respective initial terms of their employment for any reason except for cause, or the executive resigns because we fail to perform a material term of the employment agreement (i) the executive shall be allowed to exercise all vested stock options held by him for a period of 12 months after the termination date and (ii) we will be required to (A) pay the executive a severance payment equal to (x) the executive’s then-effective base salary for the greater of 18 months or the balance of his initial term and (y) a prorated portion of any bonuses that are earned in the year of termination under any bonus plans in which the executive participates and (B) extend the executive’s welfare benefits for the greater of 18 months or the balance of his initial term (or if the applicable welfare plans do not permit extended coverage, pay the executive the value of such extended welfare benefits). In addition, if Mr. K. Schwartz or Mr. Kisner are terminated prior to age 62 other than for cause or by their own resignation (unless such resignation occurs because we fail to perform a material term of their employment agreement), such executive would be entitled to receive unreduced pension benefits as if he had remained employed by K&F Industries through his 62nd birthday. If Mr. K. Schwartz is terminated by us without cause or if he resigns because we fail to perform a material term of his employment agreement, in each case, within 24 months following a change of control of K&F Industries, then (i) he shall be allowed to exercise all vested stock options held by him for a period of 12 months after the termination date and (ii) we will be required to (A) pay him a severance payment equal to (x) his then-effective base salary for 36 months and (y) three times the most recent annual bonus earned by him and (B) extend his welfare benefits for the greater of 18 months or the balance of his initial term (or if the applicable welfare plans do not permit extended coverage, pay him the value of such extended welfare benefits). If we terminate Mr. Crampton during the initial 36 month term of his employment for any reason, except for cause, or he resigns because we fail to perform a material term of the employment agreement (i) he shall be allowed to exercise all vested stock options held by him for a period of 12 months after the termination date and (ii) we will be required to (A) pay him a severance payment equal to (x) his then-effective base salary for the greater of 12 months or the balance of his initial term and (y) a prorated portion of his performance bonus and deferred bonus earned in the year of termination and (B) extend his welfare benefits for 12 months (or if the applicable welfare plans do not permit extended coverage, pay him the value of such extended welfare benefits). Each executive officer is also eligible for accelerated vesting of all stock options held by him upon a change of control of K&F.

Each of the employment agreements contain a non-competition provision that prevents the executive officer from working for or investing in our competitors and a non-solicit provision that prevents the executive officers from soliciting our employees, in each case for at least one year after termination of employment, and a perpetual nondisclosure provision. Each executive officer is also eligible to receive a performance bonus for each bonus period based on a stated percentage of the officer’s base pay if certain financial targets are achieved. A further discretionary deferred bonus may be payable to each executive officer, other than Mr. K. Schwartz, each year if certain other financial targets are achieved. The deferred bonuses are payable over a three-year period (see “Deferred Compensation (Long-Term Incentive) Plan” on page 17). Mr. K. Schwartz is eligible to receive a further annual bonus if certain other financial targets are achieved.

Certain Relationships and Related Transactions

Securityholders Agreement   We have a securityholders agreement among K&F and certain of its stockholders, optionholders and warrantholders that covers voting of K&F common stock and other matters. A summary of some of the salient terms follows.

Each of the parties to the securityholders agreement (other than the Aurora Entities and certain co-investors) has granted an irrevocable proxy to each of the Aurora Entities, each of which may act alone to exercise such proxy except in certain limited circumstances. With certain limited exceptions, each such co-investor has agreed to vote its shares of K&F common stock in the same manner as the Aurora Entities vote their respective shares of K&F common stock. Shares of K&F common stock are to be released from the proxy when they are no longer owned by the securityholder party to the agreement or its permitted transferee or any other person that is bound by the terms of the securityholders agreement.

Each of the parties to the securityholders agreement has agreed that, without the consent of a majority in interest of the Aurora Entities, it will not transfer any of our common stock that would exceed the lesser of the volume limitations set forth in clauses (i), (ii) or (iii) of Rule 144(e)(1) of the Securities Act, regardless of whether such transfer or such securities are otherwise subject to Rule 144.

All stockholders who are parties to the securityholders agreement are entitled to certain “piggy-back” registration rights with respect to shares of K&F common stock in connection with the registration of K&F equity securities at any time. We bear all expenses incident to any such registrations, including the fees and expenses of a single counsel retained by the selling stockholders; however, each selling stockholder will be responsible for the underwriting discounts and commissions and transfer taxes in connection with shares sold by such stockholder. Each selling stockholder and the underwriters through whom shares are sold on behalf of a selling stockholder will be entitled to customary indemnification from K&F against certain liabilities, including liabilities under the Securities Act.

Other provisions of the securityholders agreement relate to the delivery of financial statements and other information about K&F, as well as amendment and termination of the securityholders agreement

Management Services Agreement   From November 2004 until August 2005, we had a management services agreement with Aurora Management Partners LLC, an affiliate of Aurora Capital Group, for management and financial advisory services provided to our subsidiaries and us. Pursuant to this agreement, an annual management fee of $1.0 million was payable to Aurora Management Partners and we were required to reimburse Aurora Management Partners’ out-of-pocket expenses.

In connection with our initial public offering in August 2005, we amended and restated the management services agreement, terminating the annual management fee and amending other provisions relating to the payment of fees for investment banking services. We paid Aurora Management Partners a termination fee of $5.0 million in connection with these changes. The amended and restated management services agreement provides Aurora Management Partners with a right of first refusal to provide us with management and financial advisory services in exchange for mutually agreeable compensation (which will be 2% of the transaction consideration, including debt assumed and current assets retained, if an alternative amount is not expressly agreed upon). This right of first refusal will terminate when Aurora Management Partners or its affiliates directly or indirectly hold less than 5% of our outstanding common stock.

We have agreed to indemnify Aurora Management Partners and its partners, members, officers, employees, agents and affiliates and the stockholders, partners, members, affiliates, directors, officers and employees of any of the foregoing for losses relating to the services contemplated under the amended and restated management services agreement. In addition, we have agreed to continue to reimburse Aurora Management Partners for its out-of-pocket expenses relating to the services contemplated under the amended and restated management services agreement.

Indemnification   We have entered into indemnification agreements with our directors and our officers that require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Bernard L. Schwartz   K&F Industries entered into an employment agreement with Mr. Bernard Schwartz in 2004. The agreement with Mr. B. Schwartz had a term of one year commencing on November 18, 2004 and provided that he would serve as Chairman of the board of directors of K&F Industries with an annual salary of $100,000. In February 2005, we replaced his employment agreement with a consulting agreement that provided that he would serve as a consultant for $8,333 per month and as Chairman of the Board of K&F Industries through November 2005.

Mr. B. Schwartz was also Chairman of the Board and Chief Executive Officer of Loral Space & Communications Ltd. in 2005, and we reimbursed Loral Space for rent and certain other services provided us. The related charges agreed upon were established to reimburse Loral Space for actual costs incurred without profit or fee. We believe this arrangement was as favorable to us as could have been obtained from unaffiliated parties. Payments to Loral Space were $0.1 million, $0.3 million and $0.4 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Prior to November 2004, K&F Industries had a bonus plan pursuant to which its board of directors awarded bonuses to Mr. B. Schwartz ranging from 5% to 10% of earnings in excess of $50 million before interest, taxes and amortization. Bonuses earned by Mr. B. Schwartz under this plan were $2.7 million and $2.7 million for the years ended December 31, 2004 and 2003, respectively. This plan was terminated in 2005.

Recent Transactions

We acquired K&F Industries in November 2004 and funded the initial equity portion of the acquisition financing with the proceeds from the sale of senior preferred stock, junior preferred stock and common stock. After the closing of the acquisition, we completed the equity financing related to the acquisition by entering into the transactions described below. The investors at the time of the acquisition and the investors subsequent thereto all purchased their securities at the same price for the junior preferred stock ($10,000 per share) and the common stock ($7.52 per share), and all such investors received the same relative ratio of junior preferred stock to common stock. As part of these transactions, in April and May 2005, we received approximately $42.0 million in proceeds from offerings of our common stock and approximately $51.5 million in proceeds from offerings of our junior preferred stock, to (i) certain affiliates of Aurora Capital Group that were stockholders at the time of the acquisition, (ii) each of our directors, (iii) K&F Equity Partners, LP, a limited partnership controlled by Aurora Capital Group in which certain members of management (including Messrs. K. Schwartz, Charles, Kisner and Crampton) are limited partners, and (iv) certain accredited co-investors (including California Public Employees Retirement System and General Electric Pension Trust (or their respective affiliates) and other individuals. Each of California Public Employees Retirement System and General Electric Pension Trust beneficially owned over 5% of our common stock outstanding prior to these offerings.

In February 2005, we used the net proceeds from the offering of our senior PIK notes to redeem a portion of our outstanding senior preferred stock, at par, plus accrued dividends.  On May 19, 2005, we used a portion of the proceeds from the offerings of our common stock and junior preferred stock described in the preceding paragraph to fund the redemption, at par, plus accrued dividends, of our remaining senior preferred stock. Employers Reinsurance Corporation owned more than 5% of such class of stock at the time of such redemption. General Electric Pension Trust, an affiliate of Employers Reinsurance Corporation, continues to beneficially own over 5% of our common stock.

In August 2005, we completed an initial public offering of our common stock. Proceeds were used to redeem all senior PIK notes and all junior preferred stock, and we paid special dividends (in cash and in stock) to stockholders of record immediately prior to the initial public offering, including the affiliates of Aurora Capital Group, our directors, and Messrs. K. Schwartz, Charles, Kisner, and Crampton by reason of their investments in K&F Equity Partners LP.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS

The Compensation Committee discharges, subject to general review and oversight by the Board, the Board of Directors’ responsibilities relating to executive compensation and assists the Board in fulfilling its responsibilities relating to executive compensation and benefit programs and policies. The Compensation Committee also administers and makes recommendations with respect to compensation plans and reviews and approves the compensation of key senior executives. The Compensation Committee currently consists of three directors, none of whom is a current or former employee of K&F or its subsidiaries and one of whom is independent under the standards adopted by the Board of Directors and applicable New York Stock Exchange standards.

The basic compensation philosophy of the Compensation Committee and K&F is to provide competitive salaries as well as competitive incentives to achieve superior financial performance. The Compensation Committee’s strategy is to place a major portion of total compensation at risk in the form of annual incentives and long-term, stock-based compensation programs.

Executive compensation at K&F has consisted primarily of the following components:

•       base salary and benefits;

•       amounts paid, if any, under the Executive Incentive Plan (“Annual Bonus Plan”);

•       amounts paid, if any, under the Executive Deferred Compensation (Long-Term Incentive) Plan (the “LTIP”);

•       participation in K&F’s stock option plan, and

•       participation in K&F’s retirement plans.

The Chief Executive officer recommends salary increases and the participation of specific executive officers and other key employees in the Annual Bonus Plan, the LTIP and the stock option plan. All such recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Compensation Committee. For 2006, we intend to tie bonus compensation in part to the achievement of key operating metrics, including growth in revenues, cash flow, earnings per share and productivity as forecasted for the year in management’s budgeting process.

Base Salary

The Chief Executive Officer and other executive officers named in the table have base salaries established by employment agreements made in 2004 that were increased in January, 2005. The Compensation Committee will review increases in the salaries for Mr. K. Schwartz and the other named executives to commence in July 2006.

Annual Bonus Plan

The Annual Bonus Plan is based upon K&F exceeding targeted financial objectives for the year as previously established by the Board. Pursuant to their employment agreements, the Chief Executive Officer was entitled to receive a bonus up to 60% of his salary for 2005 to the extent that consolidated earnings before interest, taxes, amortization and investments exceeded 90% of the same measure in 2004, and the other named executives were entitled to receive a bonus up to 50% of their salaries based upon the same measurements. In addition to his participation in the Annual Bonus Plan, the Chief Executive Officer is eligible under his employment agreement for an incentive bonus if K&F exceeds 105% of the current financial performance measure

Deferred Compensation (Long-Term Incentive) Plan

K&F has a Deferred Compensation (Long-Term Incentive) Plan (LTIP), designed to encourage attainment of K&F’s objectives and retain and attract key executives, that provides the opportunity for additional compensation. LTIP recommendations are made by the Chief Executive Officer, and no LTIP awards are generally made unless K&F achieves at least a 5% growth in earnings before interest, taxes and amortization over the prior year.

Discretionary Bonuses

Upon the recommendation of the Chief Executive Officer, K&F generally has paid discretionary  bonuses to employees, other than the senior management employees who participate in the Annual Bonus Plan and the LTIP, based on individual performance goals. The Compensation Committee approved discretionary bonuses recommended by the Chief Executive Officer for designated employees in 2005.

Stock Options

Awards under K&F’s Amended and Restated 2004 Incentive Stock Option Plan are designed to:

•       more closely align executive and stockholder interest;

•       reward executives and other key employees for building stockholder value; and

•       encourage long-term investment in K&F by participating executives.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders. Under K&F’s stock option plan, the Compensation Committee may grant to executives and other key employees, and to directors and advisors, options to purchase shares of stock. The Compensation Committee, upon the recommendations of the Chief Executive Officer, will review, modify (to the extent appropriate) and take final action on the amount, timing, price and other terms of all options granted to employees of K&F. The Compensation Committee grants both incentive stock options and nonqualified options within the meaning of the Internal Revenue Code. Under the terms and conditions of the plan, the Compensation Committee may grant nonqualified options with an exercise price above or below the market price on the date of grant. All stock options granted under the plan have had an exercise price equal to the fair market price of common stock on the date of grant.

Retirement Plans

K&F has a qualified pension plan covering most salaried employees and a supplemental executive retirement plan covering certain executives, as more fully described earlier in this proxy statement under the heading “Retirement Plans”.

Chief Executive Officer

The Chief Executive Officer’s compensation is based upon the policies and objectives discussed above and his employment agreement. The Chief Executive Officer, however, has a higher percentage of total compensation “at risk” because a larger percentage of potential compensation is based upon the Annual Bonus Plan, the LTIP and stock option grants. The Compensation Committee approved a $625,000 bonus under the Annual Incentive Plan and an LTIP award of $50,000 for the Chief Executive Officer in respect of 2005.

In January 2005, Mr. Schwartz received an increase in his base salary from the base salary set by his employment agreement made in November 2004. As noted above, the Compensation Committee will review Mr. K. Schwartz’s base salary for an increase to commence in July 2006 (18 months from his last increase).

In 2005, Mr. K. Schwartz was awarded stock options to purchase 559,269 shares of common stock. In 2006, Mr. Schwartz has been awarded options covering 50,000 shares of common stock. The amounts of these awards were determined considering factors like those discussed above.

General

The Compensation Committee has reviewed all components of the Chief Executive Officer’s compensation and the compensation of the other executive officers who are named in the Summary Compensation Table, including salary, bonus, long-term incentive compensation, unrealized stock option gains, the dollar value to the executive and the cost of personal benefits, the payout obligations and conditions under K&F’s pension plan and SERP and any payments realizable in the event of a change in control. Based on this review, the Compensation Committee found Mr. K. Schwartz’s and the named executive officers’ total compensation in the aggregate to be appropriate.

The Compensation Committee

Lawrence A. Bossidy, Chair
Gerald L. Parsky
Thomas A. Johnson

The foregoing Report of the Compensation Committee of the Board of Directors and the following stock price performance graph shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference into any such filings except to the extent that we specifically incorporate the same by reference.

STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below illustrates the total return of an initial investment of $100 in our common stock as compared to an investment of $100 in the S&P 500 Index, the Russell 2000 Index and the S&P 600 Aerospace & Defense Index. The comparison covers the period beginning with our initial public offering of common stock, which took place on August 8, 2005, through December 31, 2005. The calculation of total return includes stock price appreciation, dividend payments and assumes the reinvestment of dividends.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This Report of the Audit Committee of the Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference into any such filings except to the extent that we specifically incorporate the same by reference.

The Audit Committee oversees K&F’s financial reporting process on behalf of the Board, including management’s assessment of the effectiveness of the company’s internal control over financial reporting. The Audit Committee is also responsible for the appointment, compensation, retention and oversight of our independent auditors.

Management has the primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP (“Deloitte & Touche”), our company’s independent registered public accounting firm for 2005, is responsible for expressing opinions on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee reviewed K&F’s financial statements before they were filed with the SEC in K&F’s periodic reports on Forms 10-Q and 10-K and all press releases containing earnings reports. Management represented to the Audit Committee that K&F’s financial statements were prepared in accordance with accounting principles generally accepted in the United States. In this context, the committee has reviewed and discussed with management and Deloitte & Touche the audited financial statements for the year ended December 31, 2005 and management’s evaluation of the effectiveness of the company’s internal control over financial reporting. The committee has also discussed with Deloitte & Touche the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). Deloitte & Touche has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee has discussed with Deloitte & Touche that firm’s independence. The committee has concluded that Deloitte & Touche’s provision of audit and non-audit services to K&F and its affiliates is compatible with Deloitte & Touche’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2005 be included in our Annual Report on Form 10-K for 2005. We have approved the selection of Deloitte & Touche as our company’s independent registered public accounting firm for 2006.

The Audit Committee

J. Thomas Zusi, Chair

Dale F. Frey

Thomas A. Johnson

Relationship with Independent Auditors

The accounting firm of Deloitte & Touche LLP, which served as our and K&F Industries’ independent registered public accounting firm in 2005, was selected by the Audit Committee to continue in that capacity for 2006. During 2005, we and K&F Industries also engaged Deloitte & Touche LLP and its affiliates to render certain other professional services involving assistance on tax planning matters and general consultations.

The following table presents the aggregate fees billed by Deloitte & Touche LLP and its affiliates, for services provided to K&F and K&F Industries during 2005 and 2004:

	2005	2004
Audit Fees(1)	$577,270	$401,716
Audit-Related Fees(2)	357,230	195,049
Tax Fees(3)	90,000	91,000
All Other Fees(4)	120,500	—
Total	$1,145,000	$687,765

(1)          The aggregate of fees billed or expected to be billed for the audit of our annual financial statements and reviews of our quarterly filings on Form 10-Q.

(2)          The aggregate of fees billed or expected to be billed for employee benefit plan audits, assistance with registration statements, consents and comfort letters related to debt issuance and other services approved by the Audit Committee.

(3)          The aggregate of fees billed or expected to be billed for services related to federal, state and international tax compliance and assistance with tax audits and appeals. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

(4)          The aggregate of fees billed or expected to be billed for due diligence services.

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to approve in advance the types of audit, audit-related, tax and any other services to be provided by K&F’s independent registered public accounting firm. In situations where it is not possible to obtain full Audit Committee approval; the Committee has delegated to the Chairman of the Audit Committee authority to grant pre-approvals of auditing, audit-related, tax and all other services. All such pre-approved decisions are required to be reviewed with the full Audit Committee at its next scheduled meeting.

The Audit Committee has approved all of the aforementioned services and fees provided by our independent registered public accounting firm and has determined that the provision of such services is consistent with maintaining the independence and objectivity of the independent auditors.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Deloitte & Touche LLP, to audit our financial statements for the current fiscal year ending December 31, 2006. We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Vote Required and Board of Directors’ Recommendation

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the Annual Meeting will be required to approve this proposal. The board of directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm.

2007 STOCKHOLDER NOMINATIONS AND PROPOSALS

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the next annual meeting must be received no later than December 26, 2006, in accordance with Rule 14a-8 of the Securities and Exchange Commission. In addition, the Company’s Bylaws provide for the timing and content of notice that stockholders must provide to the Company’s Corporate Secretary at 50 Main Street, White Plains, New York 10606 for the nomination of directors or other proposals to be properly presented at a stockholder meeting. Any notice of a nomination, or a proposal pursuant to these provisions of our Bylaws (and not pursuant SEC’s Rule 14a-8), must be received by the Company not less than 90 days prior to the meeting or more than 120 days prior to the meeting; provided, however, that if the annual meeting is more than 30 days before or more than 60 days after the first anniversary of this year’s meeting (i.e. May 25, 2007), notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (x) 90 days prior to such annual meeting or (y) 10 days following the date on which public announcement of the date of such meeting is first made by us. Stockholders are also advised to review the Company’s Bylaws for more detailed information on the advance notice requirements.

MISCELLANEOUS

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2005, including the financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, accompanies this Proxy Statement.

The Company is not aware of any other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

For the Board of Directors of
K&F Industries Holdings, Inc.

RONALD H. KISNER,
Executive Vice President, Secretary
and General Counsel

Annex A

K&F INDUSTRIES HOLDINGS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES, OFFICERS AND
DIRECTORS

I. Purpose

The Board of Directors (the “Board”) of K&F Industries Holdings, Inc. (the “Company”) has adopted the following Code of Business Conduct and Ethics (this “Code”) to apply to the employees, officers and directors of the Company.

This Code is intended to promote ethical conduct and compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing and to ensure fair and accurate financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles.

You are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Company’s General Counsel or the Chair of the Audit Committee, who may consult with the Company’s outside legal counsel as appropriate. The General Counsel is responsible for applying these policies to specific situations in which questions may arise and has the authority to interpret these policies in any particular situation. Any questions relating to how these policies should be interpreted or applied should be addressed to the General Counsel.

II. Introduction

Each employee, officer and director is expected to adhere to a high standard of ethical conduct. The reputation and good standing of the Company depend on how the Company’s business is conducted and how the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. In addition to each of the directives set forth below, each employee, officer and director shall be guided by the following principles in carrying out their duties and responsibilities on behalf of the Company:

•       Loyalty, Honesty and Integrity.   Employees, officers and directors must not be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.

•       Observance of Ethical Standards.   When carrying out their duties and responsibilities on behalf of the Company, employees, officers and directors must adhere to the high ethical standards described in this Code.

•       Accountability.   Employees, officers and directors are responsible for their own adherence and the adherence of the other employees, officers and directors to whom this Code applies. They should familiarize themselves with each provision of this Code.

III. Integrity of Records and Financial Reporting

Employees (where applicable), officers and directors should promote and are responsible for the accurate and reliable preparation and maintenance of the Company’s financial and other records. Accurate and reliable preparation and maintenance of financial and other records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal and reporting obligations. When the Company becomes a public company, it will file annual and periodic reports and make other filings with the Securities and Exchange Commission (the “SEC”). It is critical that these reports be timely and accurate. The Company expects those employees, directors and officers who have a role in the preparation and/or review of information included in the Company’s filings to report such information accurately and honestly. Reports and documents the Company files with or submits to the SEC, as well as other public communications made by the Company, should contain full, fair, accurate, timely and understandable disclosure.

The Chief Executive Officer, Chief Financial Officer and employees (where applicable) are also responsible for establishing, and together with the directors, overseeing adequate disclosure controls and procedures and internal controls, including procedures which are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, performance records and other essential data with care and honesty.

IV. Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. Conflicts of interest are prohibited as a matter of Company policy, unless they have been properly approved by the Company. In particular, an employee, officer or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person. Additionally, a conflict of interest may arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.

Some of the more common conflicts from which employees, officers and directors must refrain are set forth below:

•       Family members.   A conflict of interest may be encountered when doing business with or competing with organizations in which you have an ownership interest or your family member has an ownership or employment interest. “Family members” include a spouse, parents, children, siblings and in-laws. Business must not be conducted on behalf of the Company with family members or an organization with which a family member is associated, unless such business relationship has been disclosed to and authorized by the Chair of the Audit Committee.

•       Improper conduct and activities.   Conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship must not be engaged in.

•       Compensation from non-Company sources.   Employees, officers and directors may not accept compensation in any form for services performed for the Company from any source other than the Company.

•       Gifts.   Employees, officers and directors, and members of their immediate family may not accept gifts from persons or entities if such gifts are being made in order to influence them in their capacity as employees, officers or directors of the Company, or if acceptance of such gifts could create the appearance of a conflict of interest.

•       Personal use of Company assets.   Employees, directors and officers may not use Company assets, labor or information for personal use, other than incidental personal use, unless approved by the Chair of the Audit Committee or as part of a compensation or expense reimbursement program.

Any employee, officer or director who is aware of a conflict of interest or is concerned that a conflict might develop, is required to discuss the matter with the General Counsel promptly.

V. Corporate Opportunities

Employees, officers and directors owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Employees, officers and directors are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees, officers and directors are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. The only prudent course of conduct for our employees, officers and directors is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by the General Counsel.

VI. Confidentiality

In carrying out the Company’s business, employees, officers and directors often learn confidential or proprietary information about the Company, its clients, suppliers, or joint venture parties. Employees, officers and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed. Confidential or proprietary information includes all non-public information relating to the Company, its business, customers or suppliers.

VII. Fair Dealing

The Company has a history of succeeding through honest business competition. The Company does not seek competitive advantages through illegal or unethical business practices. Each employee, officer and director should endeavor to deal fairly with the Company’s clients, service providers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

VIII. Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only.

IX. Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

Securities Laws and Insider Trading.   Employees, officers and directors may only trade in the Company’s securities as permitted by the Company’s established insider trading policies. Generally, it is both illegal and against Company policy for any individual to profit from undisclosed information relating to the Company or any other company. Anyone who is aware of material nonpublic information relating to the Company may not purchase or sell any of the Company’s securities. Also, it is against Company policy for any employee, officer or director, who may have inside or unpublished knowledge about any of our clients or any other company, to purchase or sell the securities of those companies.

Anyone who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Company should consult with the General Counsel before making any such purchase or sale.

Foreign Corrupt Practices.   Employees, directors and officers may only transact business on behalf of the Company in foreign markets and with foreign government officials in accordance with the Company’s established policies regarding foreign corrupt practices. If an employee, director or officer is unaware about the legal rules involving these activities, he or she should consult with the General Counsel before taking any such action.

X. Encouraging the Reporting of any Illegal or Unethical Behavior.

The Company is committed to operating according to the highest standards of business conduct and ethics and to maintaining a culture of ethical compliance. The  directors and officers should promote an environment in which the Company: (a) encourages directors, officers and employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages directors, officers and employees to report violations of laws, rules and regulations to appropriate personnel; and (c) informs directors, officers and employees that the Company will not allow retaliation for reports made in good faith. If an employee, officer or director believes that he or she has been discharged, disciplined or otherwise penalized for reporting a violation in good faith, he or she should immediately report that belief to the Chair of the Audit Committee.

If an employee has concerns regarding accounting or auditing matters, the employee may submit those concerns to the General Counsel or directly to the Audit Committee (see the Company’s Notice of Employee Complaint Procedures). Reports to the General Counsel and/or the Audit Committee may be made anonymously and will be treated as confidential.

Violations of this Code will be investigated by the Board or by a person or persons designated by the Board, and appropriate disciplinary action will be taken in the event of any violations of this Code, up to and including termination.

An employee, officer or director who is unsure of whether a situation violates this Code should discuss the situation with the General Counsel to prevent possible misunderstandings at a later date.

Any director, employee or officer who becomes aware of any existing or potential violation of laws, rules, regulations or this Code is required to notify the General Counsel promptly. Failure to do so is itself a violation of this Code. To encourage directors, officers and employees to report any violations, the Company will not allow retaliation for reports made in good faith.

XI. Waivers of this Code

From time to time, the Company may waive some provisions of this Code. Any employee, officer or director who believes that a waiver may be called for should contact the General Counsel. Under the rules of the NYSE, any waiver of the Code for executive officers or directors of the Company may be made only by the Board or a committee of the Board, and must promptly be disclosed to stockholders.

Annex B

K&F INDUSTRIES HOLDINGS, INC.
AUDIT COMMITTEE CHARTER

1.     Members.   The Board of Directors (the “Board”) shall appoint an Audit Committee (the “Audit Committee”) of at least three members, and shall designate one member as chairperson or delegate the authority to designate a chairperson to the Audit Committee. The members of the Audit Committee will consist (i) of at least one independent director at the time the Company lists on the New York Stock Exchange (the “NYSE”), (ii) of at least a majority of independent directors ninety days after such listing, and (iii) entirely of independent directors no later than one year after such listing. For purposes hereof, the term “independent director” shall mean a director who meets the NYSE standards of independence for directors and audit committee members, as determined by the Board. Each member of the Audit Committee must be financially literate, as determined by the Board. In addition, at least one member of the Committee must be an “audit committee financial expert”, as determined by the Board in accordance with the rules of the Securities and Exchange Commission (the “SEC”).

2.     Purposes, Duties, and Responsibilities.

The purposes of the Committee shall be:

•        to represent and assist the Board in discharging its oversight responsibility relating to: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s outside auditor;

•        to prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement; and

•        to take such other actions and perform such other duties as may be required under applicable law or the applicable rules of the SEC or the NYSE.

Among its specific duties and responsibilities, the Audit Committee shall:

(i)    be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the outside auditor. In this regard, the Audit Committee shall appoint and retain, compensate, evaluate and terminate (when appropriate), the outside auditor, which shall report directly to the Audit Committee.

(ii)   approve in advance all audit and permissible non-audit services to be provided by the outside auditor, and establish policies and procedures for pre-approval of audit and permissible non-audit services to be provided by the outside auditor, it being understood that by approving the audit engagement, the Audit Committee shall be deemed to have pre-approved all audit services within the scope of the engagement.

(iii)  obtain and review, at least annually, a report by the outside auditor describing: (a) the outside auditor’s internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent auditors carried out by the outside auditor, and any steps taken to deal with any such issues.

(iv)  consider, at least annually, the independence of the outside auditor, including whether the outside auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the outside auditor describing any relationships between the outside auditor and the Company and any other relationships that may adversely affect the independence of the auditor.

(v)    review and discuss with the outside auditor: (A) the scope of the audit, the results of the annual audit examination by the auditor, and any difficulties the auditor encountered in the course of its audit work, including any restrictions on the scope of the outside auditor’s activities or on access to requested information, and any significant disagreements with management; and (B) any reports of the outside auditor with respect to interim periods or any other reports required by SEC or NYSE rules.

(vi)  review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company, including:  (A) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (B) the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; and (C) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

(vii) recommend to the Board based on the review and discussion described in paragraphs (iv)-(vi) above, whether the financial statements in the form reviewed should be included in the Annual Report on Form 10-K.

(viii) receive reports from the outside auditor and management regarding, and review and discuss, the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Audit Committee by the outside auditor or management.

(ix)  receive reports from management regarding, and review and discuss, the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon.

(x)    review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

(xi)  review and approve all related party transactions (as defined in applicable legal standards).

(xii) review and discuss earnings press releases and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies.

(xiii) review and discuss the Company’s practices with respect to risk assessment and risk management.

(xiv) oversee the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s codes of conduct/ethics and programs to monitor compliance with such codes.

(xv)  establish and oversee procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

(xvi) establish policies for the hiring of employees and former employees of the outside auditor in accordance with applicable laws and regulations.

(xvii) annually evaluate the performance of the Audit Committee and assess the adequacy of the Audit Committee’s charter.

3.     Outside Advisors.   The Audit Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist the Audit Committee in the performance of its functions and shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to any such advisors.

4.     Meetings.   The Audit Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee shall meet separately in executive session, periodically, with each of management, the principal internal auditor of the Company and the outside auditor. The Audit Committee shall report regularly to the full Board with respect to its activities. The majority of the members of the Audit Committee shall constitute a quorum.

☒ PLEASE MARK VOTES	REVOCABLE PROXY

AS IN THIS EXAMPLE	K&F INDUSTRIES HOLDINGS, INC.			For	With- hold	For All Except

ANNUAL MEETING OF SHAREHOLDERS
MAY 25, 2006
SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints Kenneth M. Schwartz and Ronald H.
Kisner of K&F Industries Holdings, Inc. (the “Company”), and each of them to vote all of the shares of the Company standing in the undersigned’s name at the
Annual Meeting of Shareholders of the Company, to be held at the Doral
Arrowwood Conference Resort, 975 Anderson Hill Road, Rye Brook, New York
10573, on Thursday, May 25, 2006 at 10:00 A.M. local time, and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

		1.	Election of Lawrence A. Bossidy, Gerald L. Parsky and J. Thomas Zusi as directors of the Company to serve a term of three (3) years.	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

				For	Against	Abstain
		2.	Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

		3.	In their discretion, such other business as may properly come before the meeting.
☐

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

Please be sure to sign and date	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.
K&F INDUSTRIES HOLDINGS, INC.

This proxy will be voted as specified above. If no choice is specified, the proxy will be voted “FOR” the election of the nominees to the Board of
Directors and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” election of the nominees to the Board of Directors and “FOR” ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

(Please sign exactly as your name appears. When signing as an executor, administrator, guardian, trustee or attorney, please give your title as such. If the shares are held in joint name, all joint owners should sign.)

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.